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                                    Exhibit 5
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May 28, 1999


South Jersey Industries, Inc.
Number One South Jersey Plaza
Route 54
Folsom, New Jersey  08037

Dear Sirs:

South Jersey Industries, Inc. (the "Company") is about to file a registration statement ("Registration Statement") on Form S-3 with the Securities and Exchange Commission relating to the offering of an additional 1,000,000 shares (the "Additional Shares") of its common stock, $1.25 par value per share (the "Common Stock"), pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Company has 20,000,000 authorized shares of Common Stock, of which 10,781,236 were outstanding as of May 23, 1999.

        We have examined such corporate records of the Company and other documents as we have deemed appropriate to give this opinion.

        Based on the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing under the laws of the State of New Jersey.

     2. The Additional Shares have been duly authorized and, when issued and sold in accordance with the Plan, and upon receipt by the Company of the consideration therefor, will be validly issued, fully paid and nonassessable.

     3. No personal liability will attach to the ownership of the Additional Shares under the laws of the State of New Jersey.


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South Jersey Industries, Inc.
May 28, 1999
Page 2


         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Opinion" in the Prospectus included in the Registration Statement.

                           Very truly yours,


                           /s/ Dechert Price & Rhoads

                           Dechert Price & Rhoads